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                                                       Rule 424(b)(2)
                                                       Registration No. 33-58521
PRICING SUPPLEMENT NO.  2   DATED:   2-15-96

(To Prospectus Dated May 26, 1995, as supplemented by Prospectus Supplement Dated July 6, 1995)



                            FIRST BANK SYSTEM, INC.

                     Medium-Term Notes, Series H (Senior)
                  Medium-Term Notes, Series I (Subordinated)



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CUSIP: 31928MBL8                             Issue Price (Dollar Amount and Percentage of Principal Amount):
                                             $__________/99.80367%
Series:
[X] Series H (Senior)                        Proceeds to the Company: 48,952,798.30
[_] Series I (Subordinated)
                                             Interest Rate/Initial Interest Rate: 5.4375%
Form of Note:
[X] Book-Entry                               Interest Payment Dates: 3rd Wednesday each month beginning 03-20-96
[_] Certificated
                                             Regular Record Dates: 15th calendar day prior to payment date
Principal Amount: 49,000,000
Trade Date: 2-15-96                          Interest Determination Dates: 2 Business days prior
Original Issue Date: 02-20-96
                                             Interest Reset Dates: 3rd Wednesday each month beginning 3-20-96
Maturity Date: 02-17-99
                                             Index Source: Telerate 3750
Interest Rate Basis (and,
if applicable, related                       Index Maturity: 1 month
Interest Periods):
                                             Spread: +.125%
[_]  Fixed Rate Notes
[_]  Commercial Paper Rate Note              Spread Multiplier:
[_]  Federal Funds Rate Note
[X]  LIBOR Note                              Maximum Interest Rate:
[_]  Prime Rate Note
[_]  Eleventh District Cost                  Minimum Interest Rate:
     of Funds Rate Note
[_]  CD Rate Note                            Day Count: Actual/360
[_]  Treasury Rate Note
[_]  J.J. Kenny Rate Note                    For Original Issue Discount Notes:
[_]  CMT Rate Note
[_]  Other Base Rate                             Original issue discount:          %
     (as described below)
[_]  Zero Coupon Note                            Yield to maturity:                %

Redemption Terms:
                                                 Original Issue Discount Notes:
Other Terms:
ALL-IN=LIBOR+.16%                                    [_]  Subject to special provisions set forth therein
                                                          with respect to the principal amount thereof
Commission: $47,201.70                                    payable upon any redemption or acceleration of
Agent: Lehman Brothers                                    the maturity thereof.
       DTC 636                                       [_]  For Federal income tax purposes only.

/s/ Kenneth D. Nelson                            Is the record or beneficial owner a California resident?
Kenneth D. Nelson
                                                           Yes  [_]           No  [X]
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